Exhibit 4.6
DESCRIPTION OF SHARE CAPITAL
General
The following is a description of the material terms of our share capital as provided in our amended and restated articles of association. The summaries and descriptions below do not purport to be complete statements of the relevant provisions. For a complete description, we refer you to, and the following summaries and descriptions are qualified in their entirety by reference to our amended and restated articles of association, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The summaries and descriptions below do not purport to be complete statements of the Companies Act 2006. We have only one class of shares outstanding, which are ordinary shares, par value $0.001 per share. Prior to the completion of our initial public offering, an ordinary resolution was adopted by our shareholders authorizing our board of directors (generally and unconditionally) to allot equity securities, or to grant rights to subscribe for or to convert or exchange any security, including convertible preference shares, convertible debt securities and exchangeable debt securities of a subsidiary, into shares of Venator, up to an aggregate nominal amount of $200,000, which would equal 200,000,000 shares based on the $0.001 par value per share, and to exclude preemptive rights in respect of such issuances. Such authority was granted for five years, but we may seek renewal for additional five year terms more frequently.
Ordinary Shares
Dividend Rights
Subject to the provisions of English law and any preferences that may apply to preferred ordinary shares outstanding at the time, holders of outstanding ordinary shares are entitled to receive dividends out of assets legally available at the times and in the amounts as our board of directors may determine from time to time. All dividends are declared and paid in proportions based on the amounts paid up on the shares in respect of which the dividend is paid. Any dividend unclaimed after a period of 12 years from the date such dividend was declared shall, if the board of directors so resolves, be forfeited and shall revert to us. In addition, the payment by our board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share into a separate account shall not constitute us as a trustee in respect thereof. For further information regarding the payment of dividends under English law, see "—Differences in Corporate Law—Distributions and Dividends."
Voting Rights
Each outstanding ordinary share is entitled to one vote on all matters submitted to a vote of shareholders. Holders of ordinary shares shall have no cumulative voting rights. Subject to any rights or restrictions attached to any shares on a poll every member present in person or by proxy shall have one vote for every share of which he is the holder. None of our shareholders will be entitled to vote at any general meeting or at any separate class meeting in respect of any share unless all calls or other sums payable in respect of that share have been paid.
Preemptive Rights
There are no rights of preemption under our articles of association in respect of transfers of issued ordinary shares. In certain circumstances, our shareholders may have statutory preemption rights under the Companies Act 2006 in respect of the allotment of new shares as described in "—Differences in Corporate Law—Preemptive Rights." These statutory pre-emption rights would require us to offer new shares for allotment to existing shareholders on a pro rata basis before allotting them to other persons, unless shareholders dis-apply such rights by a special resolution for a period of not more than five years at a shareholders' meeting. These pre-emption rights have been dis-applied by our shareholders and we intend to propose equivalent resolutions in the future once the initial period of dis-application has expired. In any circumstances where the pre-emption rights have not been dis-applied, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such ordinary shares would be offered to our shareholders.
Conversion or Redemption Rights

Our ordinary shares are neither convertible nor redeemable, provided that our board of directors has the right to issue additional classes of shares in the Company (including redeemable shares) on such terms and conditions, and with such rights attached, as it may determine.
Liquidation Rights
Holders of ordinary shares are entitled to participate in any distribution of assets upon a liquidation after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred ordinary shares then outstanding. A liquidator may, with the sanction of a special resolution and any other sanction required by the Insolvency Act 1986, divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members.
Variation of Rights
The rights or privileges attached to any class of shares may (unless otherwise provided by the terms of the issue of the shares of that class) be varied or abrogated by (i) the written consent of the holders of 3/4 in nominal value of the issued shares of that class or (ii) a special resolution passed at a general meeting of the shareholders of that class.
Capital Calls
Our board of directors has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to us as required by such notice the amount called on its shares. If a call remains unpaid after it has become due and payable, and the 14 clear days' notice provided by our board of directors has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of our board of directors. None of our ordinary shares to be sold in this offering will be subject to a capital call.
Transfer of Shares
Our share register is maintained by our registrar, Computershare Trust Company, N.A. Registration in this share register is determinative of share ownership. A shareholder who holds our shares through DTC is not the holder of record of such shares. Instead, the depositary (for example, Cede & Co., as nominee for DTC) or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares through DTC to a person who also holds such shares through DTC will not be registered in our official share register, as the depositary or other nominee will remain the record holder of such shares. The directors may decline to register a transfer:
• of a share that is not fully paid, provided that the refusal does not disturb the market in those shares, or on which we have a lien, it being noted that the directors will not exercise this power capriciously or otherwise than in accordance with their fiduciary duties as directors of the Company;
• of a share that is not duly stamped (if required);
• of a share that is not accompanied by the certificate of the share to which it relates or such other evidence reasonably required by the directors to show the right of the transferor to make the transfer;
• of a default share where the holder has failed to provide the required details to us under "—Other English Law Considerations—Disclosure of Interests in Shares," subject to certain exceptions;
• in respect of more than one class of share; or
• where, in the case of a transfer to joint holders of a share, the number of joint holders to whom the share is to be transferred exceeds four.
Limitations on Ownership
Under English law and our articles of association, there are no limitations on the right of non-residents of the U.K. or owners who are not citizens of the U.K. to hold or vote our ordinary shares.
Preferred Ordinary Shares

Subject to there being an unexpired authority to allot shares, our articles of association permit our board of directors to issue shares with rights to be determined by our board of directors at the time of issuance, which may include such powers, designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions attaching thereto as our board of directors may determine, including, without limitation, rights to (i) receive dividends (which may include, without limitation, rights to receive preferential or cumulative dividends), (ii) distributions made on a winding up of the Company and (iii) be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares, at such prices or prices (subject to the Companies Act 2006) or at such rates of exchange and with such adjustments as may be determined by our board of directors. We do not have any preferred ordinary shares outstanding, and we have no present intention to issue any preferred ordinary shares.
Articles of Association and English Law Considerations
Directors
Number
Our articles of association provide for a minimum number of two and a maximum number of nine directors, and that otherwise the number of directors shall be as determined by our board of directors from time to time. Directors may be appointed by any ordinary resolution of shareholders or by the board, as described below under "—Appointment and Retirement of Directors." Each director elected shall hold office until his or her successor is elected or until his or her earlier resignation or removal in accordance with the articles of association.
Appointment and Retirement of Directors
The directors shall have power to appoint any person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that person is not prohibited to act as a director under English law and so long as the total number of directors shall not exceed nine.
Our directors are appointed at each annual general meeting of the company by ordinary resolution. Shareholders may by ordinary resolution elect any person who is willing to act as a director either to fill a vacancy or as an addition to the existing directors, provided that person is not prohibited to act as a director under English law. If at a meeting it is proposed to vote upon a number of resolutions for the appointment of a person as a director that exceeds the total number of directors that may be appointed to our board of directors at that meeting, the persons that shall be appointed shall first be the person who receives the greatest number of "for" votes, and then shall second be the person who receives the second greatest number of "for" votes, and so on, until the number of directors so appointed equals the total number of directors that may be appointed to the board at such meeting.
If the number of directors is less than the minimum prescribed by the articles of association, the remaining director may act only for the purposes of appointing additional directors. A director appointed in this manner shall hold office until the next annual general meeting elects someone in his place or, if it does not do so until the end of that meeting.
Indemnity of Directors
Under our articles of association, and subject to the provisions of the Companies Act 2006, each of our directors is entitled to be indemnified by us against all costs, charges, losses, expenses and liabilities incurred by such director or officer in the execution and discharge of his or her duties or in relation to those duties. The Companies Act 2006 renders void an indemnity for a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director, as described in "—Differences in Corporate Law—Liability of Directors and Officers."
Shareholders' Meetings
Each year, we hold a general meeting of our shareholders in addition to any other meetings held in that year, and will specify the meeting as such in the notice convening it. The annual general meeting will be held at such time and place as the directors, the chairman, the chief executive officer, the president or the secretary may appoint. The arrangements for the calling of general meetings are described in "—Differences in Corporate Law—Notice of General Meetings." No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment of a chairman, which appointment shall not be treated as part of the business of a meeting. Our articles of association will provide that the necessary quorum at any general meeting of shareholders (or adjournment thereof) shall be the holders of ordinary shares who together represent at least the majority of the voting rights of the Company, present in person or by proxy, at such meeting.
Requisitioning Shareholder Meetings
Subject to certain conditions being satisfied, shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting. If any shareholder requests, in accordance with the provisions of the Companies Act 2006, us to (a) call a general meeting for the purposes of bringing a resolution before the meeting, or (b) give notice of a resolution to be proposed at a general meeting, such request must (in addition to any other statutory requirements and other requirements set forth in our articles of association):
• set forth the name and address of the requesting person and equivalent details of any person associated with it or him (in the manner contemplated by the articles of association), together with details of all interests held by it or him (and their associated persons) in us;
• if the request relates to any business the member proposes to bring before the meeting, set forth a comprehensive description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal (including the complete text of any proposed resolutions) and any material interest in such business of the requesting person and certain persons associated with him;
• set forth, as to each person (if any) whom the shareholder proposes to nominate for appointment or reappointment to the board of directors all information that would be required to be disclosed by us in connection with the election of directors, and such other information as we may require to determine the eligibility of such proposed nominee for appointment to the board.
Other English Law Considerations
Mandatory Purchases and Acquisitions
Pursuant to sections 979 to 982 of the Companies Act 2006, where a takeover offer has been made for us and the offeror has, by virtue of acceptances of the offer, acquired or unconditionally contracted to acquire not less than 90% of the voting rights carried by the shares to which the offer relates, the offeror may give notice to the holder of any shares to which the offer relates that the offeror has not acquired or unconditionally contracted to acquire that it desires to acquire those shares on the same terms as the general offer.
If a takeover offer is structured as a scheme of arrangement pursuant to Part 26 of the Companies Act 2006, the scheme, and therefore takeover, would need to be approved by a majority in number representing 75% in value of the shareholders of class of shareholders voting, whether in person or by proxy. If approved, the scheme, and therefore takeover, would be binding on 100% of the shareholders.
U.K. City Code on Takeovers and Mergers
Currently, a majority of our board of directors resides outside of the U.K., the Channel Islands and the Isle of Man. Based upon our current board and management structure and our intended plans for our directors and management, for the purposes of the Takeover Code, we are considered to have our place of central management and control outside the U.K., the Channel Islands or the Isle of Man. Therefore, the Takeover Code should not apply to us. It is possible that in the future circumstances could change that may cause the Takeover Code to apply to us. The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person:

• acquires an interest in our shares that, when taken together with shares in which persons acting in concert with such person are interested, carries 30% or more of the voting rights of our shares; or
• who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.
Disclosure of Interest in Shares
Section 793 of the Companies Act gives us the power to require persons whom we know have, or whom we have reasonable cause to believe have, or within the previous three years have had, any ownership interest in any of our shares, (the "default shares"), to disclose prescribed particulars of those shares. For this purpose, default shares includes any of our shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period after the date of sending the notice will result in restrictions being imposed on the default shares and sanctions being imposed against the holder of the default shares as provided within the Companies Act.
Under our articles of association, we will also withdraw certain voting rights of default shares if the relevant holder of default shares has failed to provide the information requested within the prescribed period after the date of sending the notice, depending on the level of the relevant shareholding (and unless our board of directors decides otherwise).
Distributions & Dividends
Under English law, dividends and distributions may only be made from distributable profits. "Distributable profits" generally means accumulated realized profits, so far as not previously utilized by distribution or capitalization, less accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital, duly made. This would include reserves created by way of a court-approved reduction of capital. For further information regarding the payment of dividends under English law, see "—Differences in Corporate Law—Distributions and Dividends."
Purchase of Own Shares
Under English law, a public limited company may purchase its own shares only out of the distributable profits of the company or the proceeds of a new issue of shares made for the purpose of financing the purchase. A limited company may not purchase its own shares if as a result of the purchase there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Subject to the foregoing, because the NYSE is not a "recognized investment exchange" under the Companies Act 2006, we may purchase our own fully paid shares only pursuant to a purchase contract authorized by ordinary resolution of the holders of our ordinary shares before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if such shareholder had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire. In 2018, our shareholders approved the repurchase of shares through two approved forms of repurchase contract, which are each valid until May 31, 2023. For further information, see "—Differences in Corporate Law—Repurchases and Redemptions of Shares."
Anti-Takeover Provisions
Certain provisions in our articles of association are intended to have the effect of delaying or preventing a change in control or changes in our management. For example, our articles of association include provisions that establish an advance notice procedure for shareholder approvals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to our board of directors. U.K. law also prohibits the passing of written shareholder resolutions by public companies. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management, even if these events would be beneficial for our shareholders.
In addition, our articles of association provides that, in general, from and after the first date on which Huntsman ceases to beneficially own at least 15% of our outstanding voting shares, we may not engage in a business combination with an interested shareholder for a period of three years after the time of the transaction in which the person became an interested shareholder.
The prohibition on business combinations with interested shareholders does not apply in some cases, including if:
• our board of directors, prior to the time of the transaction in which the person became an interested shareholder, approves (1) the business combination or (2) the transaction in which the shareholder becomes an interested shareholder;
• upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced; or
• the board of directors and the holders of at least two-thirds of our outstanding voting shares, excluding shares owned by the interested shareholder, approve the business combination on or after the time of the transaction in which the person became an interested shareholder.
As defined in our articles of association, an interested shareholder for the purposes of these provisions generally includes any person who, together with that person's affiliates or associates, (1) owns 15% or more of our shares entitled to vote generally in the election of directors or (2) is an affiliate or associate of the company and owned 15% or more of our shares entitled to vote generally in the election of directors at any time within the previous three years.
In addition, it is possible that in the future, circumstances could change that may cause the Takeover Code to apply to us. Please see "—U.K. City Code on Takeovers and Mergers."